Exhibit 5.1

May 12, 2020

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin  53703

Ladies and Gentlemen:

We refer to the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by MGE Energy, Inc. (“Company”), a Wisconsin corporation, and Madison Gas and Electric Company, a Wisconsin corporation, with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”) relating, among other things, to the offer and sale of a presently indeterminate number of shares of common stock, par value $1 per share, of the Company (“Common Stock”).  The Common Stock may be sold in underwritten public offerings or purchased under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1.

The Company is validly existing under the laws of the State of Wisconsin.

2.

After appropriate authorization by the Company’s Board of Directors, or a duly authorized committee thereof, of the issue and sale of shares of Common Stock (but which issuance, when combined with previous issuances of Common Stock by the Company, shall not result in the Company having issued more than 75 million shares of Common Stock), upon issuance and sale of the shares as described in the Registration Statement and receipt by the Company of full payment therefore in accordance with the corporate authorization (but not less than the par value), such shares will be validly issued, fully paid and non-assessable.

3.

If the Company legally and validly reacquires issued and outstanding shares of Common Stock and thereafter, pursuant to the authorization by the Company’s Board of Directors or a duly authorized committee thereof, resells such shares, upon receipt by the Company of full payment therefore in accordance with the corporate authorization (but not less than the par value), such shares will be validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of such opinions to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of, the various states to the sale of shares of securities.

Such opinions are limited to the laws of the State of Wisconsin and the General Corporation Law of the State of Wisconsin. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ STAFFORD ROSENBAUM LLP